Exhibit 23.a

Consent of Independent Registered Public Accounting Firm

The Board of Directors
First Bancorp

We consent to the incorporation by reference to the Registration Statement of First Bancorp on Form S-8 relating to the First Bancorp 2004 Stock Option Plan (File no. 333-118570), Amendment No. 1 to the Registration Statement on Form S-8 relating to the First Bancorp 1994 Stock Option Plan (File no. 033-82542) and the Registration Statement of First Bancorp on Form S-8 relating to the First Bancorp 1994 Stock Option Plan (File no. 333-58668), the Registration Statement on Form S-3D relating to the First Bancorp Dividend Reinvestment and Common Stock Purchase Plan (File no. 333-117575), the Registration Statement of First Bancorp on Form S-8 relating to three First Savings Bancorp, Inc. stock option plans (File no. 333-51798), and the Registration Statement of First Bancorp on Form S-8 relating to the Century Bancorp stock option plan (File no. 333-65296) of our report dated March 6, 2007, with respect to the consolidated balance sheets of First Bancorp and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2006, which report appears in the December 31, 2006 Annual Report on Form 10-K of First Bancorp.

/s/ Elliott Davis, PLLC

Greenville, South Carolina
March 15, 2007